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                                                                Exhibit 21


                                 HANDY & HARMAN

                      SUBSIDIARIES AS OF DECEMBER 31, 1996



Alloy Ring Service, Inc.

Camdel Metals Corporation

Continental Industries, Inc.

Daniel Radiator Corporation

ele Corporation

H&H Ltd.

H&H Productions, Inc. (Formerly Greenback Industries, Inc.)

Handy & Harman Automotive Group, Inc.
(Handy & Harman Radiator Corporation and Handy & Harman
Automotive Group, Inc. merger)

Handy & Harman Electronic Materials Corporation

Handy & Harman Europe Ltd.

Handy & Harman of Canada, Limited

Handy & Harman International, Ltd.

Handy & Harman Peru, Inc.

Handy & Harman Tube Company, Inc.

Indiana Tube Corporation

KJ-VMI Realty, Inc. (Formerly Valley Metals Inc.)

Lucas-Milhaupt, Inc.

Maryland Specialty Wire, Inc.

Micro-Tube Fabricators, Inc.

Pal-Rath Realty, Inc. (Formerly Rathbone Corporation)

Platina Laboratories, Inc.

Rigby-Maryland (Stainless), Ltd.

Sheffield Street Corporation
(Formerly American Chemical & Refining Company, Incorporated)

SWM, Inc.
(Formerly South Windsor Metallurgical, Inc.)

Sumco Inc.

Willing B Wire Corporation

     In addition to the wholly-owned subsidiaries listed above, the company has a 5% interest in Mizuno Handy Harman, Ltd. and a 50% interest in Handy & Harman
(Asia), S.A. Handy & Harman (Asia), S.A. owns 100% of Handy & Harman (HK) Limited and 75% of Handy & Harman Manufacturing (Singapore) Pte. Ltd. The Company owns 12-1/2% of Handy & Harman Manufacturing (Singapore) Pte. Ltd.

     The Company, through Handy & Harman Peru, has a 70% interest in the Electro-Connection Finishers Joint venture.

     The Company also has a 1% interest in Ravel Inc., formerly named R.V.L. Investments, Inc.